EXHIBIT 5
December 31, 2008
The PNC Financial Services Group, Inc.
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

RE:	Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion is being submitted in connection with a Registration Statement on Form S-8 (“Registration Statement”) of The PNC Financial Services Group, Inc. (“PNC”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), related to the registration of 2,000,000 shares of PNC’s common stock, par value $5.00 per share (the “Common Stock”), to be issued under The PNC Financial Services Group, Inc. Employee Stock Purchase Plan (the “Plan”).
     In my capacity as Senior Counsel of PNC, I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined: (i) PNC’s Articles of Incorporation and By-laws, each as amended to date; (ii) the Registration Statement; (iii) the Plan; and (iv) such other documents, records, and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein.
     In making such examination and rendering the opinion set forth herein, I have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to me as originals; the conformity with the originals of all certified, telecopied, photostated or reproduced copies of documents submitted to me; and the authenticity of the originals of all documents submitted to me as copies.
     I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the Pennsylvania Business Corporation Law and the laws of the Commonwealth of Pennsylvania.
     This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering such opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan be amended, modified or terminated in accordance with its terms. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
     Based on and subject to the foregoing, I am of the opinion that as of the date hereof the Common Stock originally issued by PNC to participants in the Plan has been duly authorized by all necessary corporate action of PNC, and, upon issuance of and payment for such Common Stock in accordance with the terms set forth in the Plan, the Common Stock will be validly issued, fully paid and non-assessable.
     I hereby consent to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ George P. Long, III, Esq.
George P. Long, III
Senior Counsel and Corporate Secretary
The PNC Financial Services Group, Inc.